Exhibit 10.1

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is made and entered into as of the          day of June 2005 by and between Magnum Hunter Resources, Inc., a Nevada corporation (“Magnum Hunter”) and its affiliate Gruy Petroleum Management Co., a Texas corporation and a wholly-owned subsidiary of Magnum Hunter (collectively, the “Employer”), and                                                              (“Employee”).

Recitals

1.                                       The Employer and Employee have previously entered into an Employment Agreement dated as of                                           ,           , as amended (the “Agreement).

2.                                       The Agreement provided that if there was a change in control of the Employer (as defined in the Agreement), the Employee could terminate his employment under certain specified circumstances and receive certain payments under the Agreement.

3.                                       The American Jobs Creation Act of 2004 added new section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), which became effective January 1, 2005 and provides in part that a key employee of a public company will be subject to additional taxes and penalties if payments under the Agreement are made to the key employee earlier than six (6) months after the employee terminates employment.  It is believed that Employee is a key employee of Magnum Hunter for these purposes.

4.                                       Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter have entered into that certain Agreement and Plan of Merger among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter dated as of January 25, 2005, and the consummation of the transactions contemplated by that agreement will constitute a Change in Control with respect to Magnum Hunter as currently defined in the Agreement and under new Section 409A of the Code.

5.                                       The Internal Revenue Service has issued transitional guidance under Code section 409A that permits agreements to be amended to comply with the requirements of Code section 409A.

6.                                       The Employer and the Employee wish to amend the provisions of the Agreement relating to the events upon which certain payments will be made under the Agreement with the intent of making the payments in a manner that will not trigger the additional taxes and penalties under Code section 409A.

Amendment

1.                                      Amendment of Termination Events.  Section 7(a) of the Agreement shall be amended by deleting subsection 7(a)(v).  Section 7(b) of the Agreement shall be amended by deleting subsections 7(b)(iii) and (iv).  Section 8(c) shall be amended by deleting the words “the termination of the Employee’s employment for the reason specified in Section 7(a)(v)” and replacing these words with the words “a Change in Control as described in Section 7A”.

2.                                      Addition of Change in Control Payments.  A new Section 7A shall be added to provide as follows:

7A.                             Change in Control.

(a)                                  Any provision of this Agreement to the contrary notwithstanding, the Employee shall become entitled to the payments described in subsections 8(c), 8(d), and 8(e) upon the occurrence of a “Change in Control.”  The payment described in subsection 8(c) shall be made on or after the day on which the “Change in Control” occurs but not later than the day after the day on which the “Change in Control” occurs. The payments specified in subsections 8(c), 8(d), and 8(e) shall be made without regard to whether or not the Employee has terminated employment. The Employee acknowledges that if the cash payment described in subsection 8(c) of the Agreement is less than the cash payments provided for in Magnum Hunter’s Severance Policy or Extraordinary Transaction Compensation Policy, as applicable, the cash payment made under Section 8(c) of this Agreement upon the “Change in Control” shall be the amount described in the Severance Policy or the Extraordinary Transaction Compensation Policy, as applicable.  The cash payment will be made at the time and in the manner provided for in this Agreement.  The Employee further acknowledges that the Employee shall not be entitled to any other benefits under either such Policy, but Employee will be entitled to the other benefits provided under this Agreement..

(b)                                 Upon the occurrence of a Change in Control, this Agreement shall terminate and the Employee or the Employer may terminate the Employee’s employment at any time thereafter.

(c)                                  “Change in Control” shall be defined in accordance with Treasury guidance and Regulations related to Section 409A of the Code, including but not limited to Notice 2005-1.  Notwithstanding the foregoing, Employer, Magnum Hunter, and Employee acknowledge and agree that the consummation of the transactions contemplated by that certain Agreement and Plan of Merger among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc., dated as of January 25, 2005, as amended (the “Merger Agreement”), will constitute a “Change in Control” with respect to Magnum Hunter within the meaning of Code section 409A for purposes of this Agreement.  In addition, Employer, Magnum Hunter, and Employee acknowledge and agree that except as otherwise provided in Section 7A(a) of this Agreement, the cash payment to be made to Employee upon the consummation of the transactions contemplated by the Merger Agreement is set forth in Section 5.16(f) of the Company Disclosure Schedule to the Merger Agreement.

3.                                      Amendment of Survival Provisions.  Section 12 of the Agreement shall be amended by deleting the reference to Section 7 and replacing it with a reference to Section 7A. Except as amended by the preceding sentence, Section 12 shall remain in full force and effect as provided in Section 12 following the termination of this Agreement.

4.                                      Intent of the Parties.  It is the intent of the parties that this Amendment be construed and administered in a manner that is consistent with the requirements of Code section 409A and the regulations and other guidance published thereunder.

5.                                      Effectiveness of Agreement.  Except as modified by this Amendment, all terms and conditions of the Agreement are unamended and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment on the dates set forth below their signatures.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall be constitute one and the same instrument, but only one of which need be produced.

EMPLOYER:
GRUY PETROLEUM MANAGEMENT CO.

By:
Name:
Title:
Date:

EMPLOYER’S PARENT COMPANY:
MAGNUM HUNTER RESOURCES, INC.

By:
Name:
Title:
Date:

EMPLOYEE: